EXHIBIT 10.8

March 27, 2015

Via Email

Dear Kurt:
The Wendy’s Company is delighted to confirm the offer of employment for the position of Chief Concept Officer on the terms stated below. For quick reference, a few key points are also outlined in the attached term sheet. We believe you will contribute to the Company’s overall success and trust that Wendy’s will provide you with the career environment and opportunities you seek. We look forward to you joining the team - your start date is May 4, 2015.

COMPENSATION AND BENEFITS. The following is a summary of your compensation and benefits, but it does not contain all the details. The complete understanding between the Company and you regarding your compensation and benefits is governed by legal plan documents. If there is a discrepancy between the information in this letter and the legal plan documents, the legal plan documents will prevail. All forms of compensation referenced in this letter are subject to all applicable deductions and withholdings.

1.	Base Salary. Your starting base annualized salary will be $425,000, paid on a bi-weekly basis.

2.
Annual Incentive. You will be eligible to receive an incentive under the terms and conditions of the incentive plan provided to similarly situated senior officers of the Company, which currently provides for a target bonus of 75% of your annual base salary, provided performance measures set by the Company are achieved. Any bonus to which you are entitled in your initial year of employment will be prorated based on the number of full fiscal periods you are employed from your start date.

3.
Benefits. You shall be entitled to participate in any retirement, fringe benefit, or welfare benefit plan of the Company on the same terms as provided to similarly situated senior officers of the Company, including any plan providing prescription, dental, disability, employee life, group life, accidental death, travel accident insurance benefits and car allowance program that the Company may adopt for the benefit of similarly situated officers, in accordance with the terms of such plan. You will be eligible to participate in medical, dental, vision and life insurance programs after 30 days of service.

4.
Executive Physical. Wendy’s wants to ensure that its leaders are provided with comprehensive health exams to help them maintain their health and peak performance. Wendy’s provides all officers of the company with the opportunity to receive an Executive Physical and will cover up to $4,000 for an annual executive physical exam.

5.	Vacation. You will be eligible for four weeks of vacation per year.

6.
Equity Award at Start Date. Upon commencement of your employment, you will be eligible to receive a one-time award of restricted stock units with an award value of $250,000. The restricted stock unit award will vest in full on the third anniversary of the grant.

7.
2015 Equity Award. You will be eligible for a stock option award with an award value of $350,000 on the date the Performance Compensation Subcommittee (the “Subcommittee”) approves awards to other similarly situated senior executives of the Company.

8.
Subsequent Equity Awards. Commencing in 2016, you will be eligible to receive awards under the terms and conditions of the Company’s annual long-term incentive award program in effect for other similarly situated senior executives of the Company, subject to Subcommittee approval.

9.
Relocation Assistance. You are eligible for relocation assistance, and may elect to have your relocation expenses: (i) paid in a lump sum in the amount of $100,000, or (ii) covered by the Company through its third party service provider, Cartus Corporation, subject to the provisions outlined in the Relocation III Homeowners policy, a copy of which accompanies this letter.

10.
One-Time Sign-On Bonus. The Company will pay you a one-time sign-on bonus in the lump sum amount of $100,000. This payment will be made in the next regular pay cycle after you have completed 30 days of continued, active employment. Should your employment with the Company be terminated voluntarily or for cause, within one year of your hire date, you will be required to repay 100% of the after-tax portion of the sign-on bonus.

11.
Severance. In the event the Company terminates your employment without cause or within twelve (12) months following a change in control, you will be eligible for severance and other benefits as provided in the Executive Severance Addendum.

Such severance would be provided in exchange for your execution of a general release of any and all claims concerning your employment and termination in favor of the Company. You will not be entitled to severance in the event the Company terminates your employment for cause or in the event you voluntarily resign or terminate your employment with the Company.

CONFIDENTIAL INFORMATION NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. In accepting this offer, and in consideration of this employment offer and/or continued obligation and promise to provide you with confidential information you agree to the Non-Compete and Confidentiality Addendum attached hereto and incorporated herein.
EMPLOYMENT AT WILL. By accepting the position on the terms stated, you acknowledge that your employment is “at-will.” This means that you may resign from the Company or the Company may end the employment relationship, at any time, with or without cause, and with or without notice.

Please review the information contained in this letter. Once you have had an opportunity to consider this letter, and provided you wish to accept the position on the terms outlined, please return an executed copy of this letter to me by April 3, 2015.

Should you have any questions, please do not hesitate to contact me.

Yours truly,

/s/ Scott A. Weisberg
THE WENDY'S COMPANY
Scott A. Weisberg
Chief People Officer

ACCEPTED AND AGREED:

/s/ Kurt A. Kane
Kurt A. Kane

March 31, 2015
Date

KURT KANE
CHIEF CONCEPT OFFICER

PROVISION	TERM	COMMENTS
Base Salary	$425,000/year	Reviewed annually.
Annual Incentive	Target annual bonus percentage equal to 75% of base salary	Company and individual performance assessed for each fiscal year relative to pre-established performance measures.
2015 Equity Award	Value of $600,000
Delivered in two installments in 2015:
(1) $250,000 will be issued upon hire in the form of restricted stock units with 3-year cliff vesting;
(2) $350,000 will be issued in the form of stock options with the grant date to be the date on which the Performance Compensation Subcommittee approves the award.

Subsequent Equity Awards		Commencing in 2016, during your employment you are eligible to be granted awards under the Wendy’s annual long-term award program in effect for other executives of Wendy’s.
One-Time Signing Bonus	$100,000	Payable 30 days after employment has commenced and provided your employment continues.
Benefits/Car Allowance		Benefits as are generally made available to other senior executives of Wendy’s, including participation in Wendy’s health/medical and insurance programs and $16,800/year car allowance, paid bi-weekly.
Vacation	Four weeks per year

EXECUTIVE SEVERANCE ADDENDUM
TO OFFER LETTER OF MARCH 27, 2015

SEVERANCE	Termination without Cause	Termination within 12 Months Following a Change in Control
Salary Continuation	• 18 months – base salary	• 18 months – base salary and target annual incentive
Annual Incentive (Year of Termination)	• Prorated; based on Company performance and paid at the same time payments are made to active employees	• Prorated; based on Company performance and paid at the same time payments are made to active employees
Equity
•    Continued vesting of stock options and restricted stock units through salary continuation period. Vested stock options would be exercisable for one year after termination.
•    Pro rata vesting (through the date of termination) of performance units would occur upon the conclusion of the performance period, based on actual performance for the entire measurement period

•    Accelerated vesting of stock options and restricted stock units. Vested stock options would be exercisable for one year after termination.
•    Vesting of performance units based on actual performance through the termination date, if determinable; if undeterminable, full vesting of performance units at target.

NON-COMPETE AND CONFIDENTIALITY ADDENDUM
TO OFFER LETTER OF MARCH 27, 2015

CONFIDENTIAL INFORMATION. You agree that you will not at any time during your employment and anytime thereafter, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s, its subsidiaries affiliates and their respective officers, directors and employee, any information of a confidential nature relating in any way to the business of Wendy’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors. You further agree that you are not subject to any agreement that would restrict you from performing services to Wendy’s and that you will not disclose to Wendy’s or use on its behalf, any confidential information or material that is the property of a former employer or third party.

NONCOMPETE/NONSOLICITATION/EMPLOYEE NO-HIRE. You acknowledge that you will be involved, at the highest level, in the development, implementation, and management of Wendy’s business strategies and plans, including those which involve Wendy’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s represents a material unfair competitive danger to Wendy’s and the use of your knowledge and information about Wendy’s business, strategies and plans can and would constitute a competitive advantage over Wendy’s. You further acknowledge that the provisions of this section are reasonable and necessary to protect Wendy’s legitimate business interests.

You agree that during your employment with Wendy’s and either (x) in the event your employment with Wendy’s is terminated “without cause”, for a period of twenty-four (24) months following such termination, or (y) in the event your employment with Wendy’s is terminated for cause, for a period of twelve (12) months following such termination:

(i) in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s or its affiliates. This restriction includes any business engaged in drive through or food service restaurant business where hamburgers, chicken sandwiches or entree salads are predominant products (15% or more, individually or in the aggregate, of food products not including beverages). Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein;

(ii) you will not, directly or indirectly, without Wendy’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii) you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s or such subsidiary or affiliate.

For purposes of this section, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s and may operate, directly or indirectly, Wendy’s restaurants as a franchisee without violating sections (i) or (iii).

If any competent authority having jurisdiction over this section determines that any of the provisions is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable. In the event of your breach of your obligations under the post-employment restrictive covenants, then the post-employment restricted period shall be tolled and extended during the length of such breach, to the extent permitted by law.